EXHIBIT 99.1

Pacific Green expands Australia footprint into New South Wales with strategic land acquisition

Sydney, Dec. 03, 2024 (GLOBE NEWSWIRE) -- Pacific Green, a global battery energy storage company, has secured a parcel of land in Wagga Wagga, New South Wales, where it proposes to establish its next Australian energy park.

The land is strategically co-located near TransGrid’s existing Wagga 330 kV substation and 16 km from the town of Wagga Wagga. A future grid connected battery energy park in this location will strengthen and support the region’s renewable energy portfolio of assets by storing excess renewable energy and discharging it during peak demand, stabilising the grid and lowering energy prices.

Wagga Wagga is an area of strategic importance to the national grid as it hosts a concentration of renewable energy projects and HumeLink - one of Australia’s largest energy transmission line projects, which when built will connect renewable energy sources to the grid and put downward pressure on Australian energy prices.

Today’s announcement marks Pacific Green’s entry into the New South Wales market and further progresses the company’s objective to build a 10GWh development pipeline of battery energy parks throughout Australia.

Leveraging its significant experience building battery energy parks in the UK and Europe, the company is aiming to be one of Australia’s leading developers, and to help accelerate the country’s transition to renewables by building a multi-gigawatt platform nationwide.

Joel Alexander, Managing Director & CEO, Pacific Green Australia commented: “Today’s announcement represents a milestone for Pacific Green. From our entry into Australia, we set out to diversify our regional presence, which now includes a pipeline of projects in South Australia, Victoria and New South Wales. A greater diversity of storage locations across the country will support the strengthening, reliability and security of our national energy system.

Our entry into the New South Wales market follows the development of Limestone Coast North Energy Park (250MW / 500MWh) and Limestone Coast West Energy Park (250MW / 1,000MWh) in South Australia, and recent development application lodgment for our proposed combined 1GW / 2.5GWh Portland energy parks in Victoria. We are well on our way to meeting our 10GWh target.

The team looks forward to working with stakeholders in and around Wagga Wagga in these early stages of project design to ensure we shape an energy park best suited to the specific needs and opportunities of the region”

For media enquiries, please contact: pacificgreen@tamarindo.global